UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NASDAQ PREMIUM INCOME & GROWTH FUND INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Questions or Concerns?

Contact the MLAI Sales & Service Desk at 866.MER.ALTS (637.2587) or 212.236.5585.

Action Required: Proxy Vote Due on Oct. 22

[LOGO]

As you may know, NASDAQ Premium Income & Growth Fund Inc. (QQQX) (the “Fund”) was scheduled to hold a Special Meeting of Stockholders (the “Meeting”) on Thursday, September 30, 2010 to approve a New Management Agreement and a New Sub-advisory Agreement with Nuveen Asset Management (“Nuveen”). The Fund has announced that the Meeting has been adjourned to permit further solicitation of votes by proxy in order to achieve a quorum. The adjourned Meeting will be held on Friday, October 22, 2010 unless further adjourned.

You are receiving this email because you have one or more clients invested in the Fund and our records indicate that the Fund has not received one or more of these clients’ votes as of September 30, 2010. IQ Investment Advisors LLC (“IQ Advisors”), the investment adviser to the Fund, released the following press releases in June and September of 2010:

Click here for a copy of the June and September 2010 press releases.

We urge you to have your clients vote as soon as possible in order to allow us to obtain a sufficient number of votes to hold the Meeting as rescheduled and avoid the possibility of further adjournments. In order for their shares to be represented, we need to receive their instructions by the time the Meeting is convened on October 22, 2010.

The original proxy statement on this matter was mailed to your client(s) on Tuesday, August 10th.

Click here for a copy of the client letter and proxy statement.

Background

IQ Advisors has decided to discontinue the portion of its business involving the provision of investment management services to registered investment companies, such as the Fund. In order to continue the management of the Funds without interruption and to effect an orderly transition of its role as investment adviser to the Funds, IQ Advisors recommended that the Boards of Directors (collectively, the “Board”) of the Funds consider Nuveen Asset Management Nuveen as a candidate to assume the role of investment adviser to the Funds. Nuveen is a well-recognized adviser of closed-end funds and it and its affiliate currently serve as the sub-adviser to several of the Funds.

The Board, IQ Advisors and Nuveen believe that the transition may benefit the Fund’s stockholders in a number of ways, including, among other things: the potential for lower investment management fees as assets increase as a result of management fee breakpoints, expanded marketing efforts and affiliation with a well recognized closed-end fund sponsor.

Voting

IQ Advisors has made it very easy for your clients to vote. They can choose from any of the following methods:

•

Speak to a live Proxy Specialist by calling 1-866-586-0636. Our proxy solicitor, Broadridge Financial Solutions, Inc., can answer any of their questions and record their vote. (Monday – Friday, 9:30 a.m. to 9:00 p.m. Eastern time and Saturday, 10:00 a.m. to 6:00 p.m. Eastern time).

•	Log on to the website noted on their proxy card, enter their control number printed on the card and vote by following the on-screen prompts.
•	Call the Toll Free phone number on the proxy card, enter their control number printed on the card and follow the touchtone prompts.
•	Mail in their signed proxy card in the postage paid envelope provided.

If you have any questions on this matter, please contact the MLAI service desk at 1-866-637-2587.

Merrill Lynch Wealth Management makes available products and services offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S) and other subsidiaries of Bank of America Corporation.

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